Exhibit 10.18

EHEALTH, INC.

EXECUTIVE BONUS PLAN

2008

1.	Plan Objectives

•	Reward management for achieving stated business objectives

•	Build long-term stockholder value

•	Provide competitive compensation for senior management

2.	Administration

The Compensation Committee of eHealth, Inc. (the “Company”) will administer the Executive Bonus Plan (the “Plan”). The Compensation Committee reserves the right at any time during the fiscal year to modify the Plan in total or in part. This Plan may be amended, suspended or terminated at any time at the sole and absolute discretion of the Compensation Committee.

3.	Eligibility

The Chief Executive Officer of the Company (“CEO”) and other senior management of the Company as nominated by the CEO and approved by the Compensation Committee (collectively, “Participants”) are eligible to participate in this Plan. Participation in the Plan in one year does not imply continued Plan participation in any subsequent year. Participants must be employed at the time of payment to earn any payment under the Plan.

Eligible senior management hired during the Plan year will have their Target Incentive Percentage and Maximum Incentive Percentage set by the Compensation Committee (see Item 5 below). Such Participant’s incentive payout will be pro-rated from the first day of employment; provided that the Compensation Committee determines that the Participant is eligible to participate. Employees hired after September 30, 2008 are not eligible for incentive payout for the 2008 Plan year, unless the Compensation Committee determines otherwise.

4.	Term

12 months, commencing on January 1, 2008 and ending on December 31, 2008

5.	Target Incentive Payout

The Compensation Committee will approve a Target Incentive Percentage and a Maximum Incentive Percentage for each Participant. The incentives under this Plan are expressed as a percentage of annual base salary as of the time the Compensation Committee approves a Participant’s participation in the Plan (the “Annual Salary”). Attached, as Exhibit A, is a schedule of the Annual Salary, Target and Maximum Incentive Percentages and aggregate incentive for each 2008 Plan Participant as of the date of adoption of this Plan by the Compensation Committee. The aggregate “Target Incentive Award” for each Participant is equal to that Participant’s Annual Salary multiplied by the Target Incentive Percentage for that Participant.

6.	Incentive Determination

Company Performance (CP): 75% of each Participant’s potential Target Incentive Award is based upon achievement of the 2008 Revenue, Net Earnings and Operating Cash Flow performance goals of the Company (each, a “Goal”) as approved by the Compensation Committee in connection with the adoption of this Plan and subject to adjustment as set forth elsewhere in this Plan. The Revenue Goal, the Net Earnings Goal and the Operating Cash Flow Goal each comprise 25% of the total potential Target Incentive Award. Subject to the other provisions of this Plan, in the event the Company meets one of the foregoing Goals, a Participant shall receive, in connection with the achievement of that Goal, 25% of the product determined by multiplying the Target Incentive Percentage of the Participant by the Participant’s Annual Salary. In the event the Company exceeds a Goal, the Compensation Committee, in its sole discretion, may approve an additional payout to a Participant related to that Goal such that the total incentive paid to the Participant related to the Goal is up to 25% of the product determined by multiplying the Maximum Incentive Percentage of the Participant by the Participant’s Annual Salary. The Compensation Committee is not obligated to treat Participants equally with respect to this additional payout and may pay one or more Participants an additional amount and other Participants no additional amount.

Individual Performance (IP): In addition to the portion of the Target Incentive Award based upon Company performance, Participants are eligible to earn up to 25% of their Target Incentive Award based upon individual performance. In the event of a Participant’s superior performance, the Compensation Committee, in its sole discretion, may approve an additional payout to a Participant related to that Participant’s individual performance such that the total incentive paid to the Participant related to the Participant’s individual performance is up to 25% of the product determined by multiplying the Maximum Incentive Percentage of the Participant by the Participant’s Annual Salary. The Compensation Committee is not obligated to treat Participants equally with respect to this additional payout and may pay one or more Participants an additional amount and other Participants no additional amount. The Compensation Committee will determine the performance of the Plan participants, with input from the CEO on participants other than the CEO. The determination of individual performance is discretionary.

The Company must be profitable on an operating basis (excluding non-cash charges) for a Participant to qualify for their maximum payout under the Plan for individual performance or for any specific Goal. If the Company is not profitable on an operating basis (excluding non-cash charges), the maximum possible payout for individual performance or the achievement of any particular Goal shall be no more than 25% of the Participant’s Target Incentive Award.

The Revenue Goal, Net Earnings Goal and Operating Cash Flow Goals and performance shall be determined by excluding (i) the effect of mergers and acquisitions closing in 2008 (if any), (ii) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 or as otherwise determined by the Compensation Committee to be extraordinary or non-recurring in its sole discretion, and (iii) the effect of any changes in accounting principles affecting the Company’s or a business units’ reported results.

7.	Payment

Payments under the Plan will be made following the release of the Company’s earnings to the public, but in no event later than March 15, 2009. The Compensation Committee must approve all executive officer incentive awards prior to payment. All Plan payments will be made net of applicable withholding taxes.

8.	Employment at Will

The employment of all employees at eHealth is terminable at any time by either party, with or without cause being shown or advance notice by either party. This Plan shall not be construed to create a contract of employment for a specified period of time between eHealth and any employee.

9.	Entire Agreement

This Plan is the entire agreement between eHealth and the eligible employees regarding the subject matter of this Plan and supersedes all prior bonus compensation or bonus incentive plans or any written or verbal representations regarding the subject matter of this Plan.

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EXHIBIT A

Salaries, Incentives and Incentive Percentages for 2008 Plan Participants

			INCENTIVE %		INCENTIVE $
OFFICERS	SALARY	TITLE	TARGET	MAX	TARGET	MAX
Lauer, Gary	$385,000	CEO	65%	130%	$250,250	$500,500
Gibbs, Sam	$190,000	SVP	50%	75%	$95,000	$142,500
Huizinga, Stuart	$250,000	CFO	50%	75%	$125,000	$187,500
Hurley, Robert	$190,000	SVP	50%	75%	$95,000	$142,500
Telkamp, Bruce	$270,000	EVP	50%	75%	$135,000	$202,500
Wang, Sheldon	$270,000	CTO	50%	75%	$135,000	$202,500

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